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                                                                       Exhibit 9

December 29, 1995

Board of Directors
SAFECO Life Insurance Company
SAFECO Plaza
Seattle, WA   98185

Gentleman:

I have acted as counsel to the Company in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 for the Individual Flexible Purchase Payment Deferred Variable Annuity Contracts (the "Contracts") to be issued by the Company and its separate account, SAFECO Separate Account C. I have made such examination of the law and have examined such records and documents as in my judgement are necessary or appropriate to enable me to render the following opinion:

1. SAFECO Life Insurance Company is a validly existing stock life insurance company of the state of Washington.

2. Separate Account C is a separate investment account of SAFECO Life Insurance Company created and validly existing pursuant to the Washington insurance laws and regulations thereunder.

3. All of the prescribed corporate procedures for the issuance of the Contracts have been followed, and, when such Contracts are issued in accordance with the prospectus contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

4. Upon the acceptance of the purchase payments made by an Owner pursuant to a Contract issued in accordance with the prospectus contained in the Registration Statement and upon compliance with acceptable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest in such Contract.

You may use this letter, or a copy hereof, as an exhibit to the Registration Statement.

Very truly yours,

/S/ WILLIAM E. CRAWFORD

William E. Crawford
Counsel